EXHIBIT 1

FOR IMMEDIATE RELEASE
	CONTACT:	Graham Purves (403) 295-4964
	INVESTOR CONTACT:	Sonia Ross (403) 295-4532

NovAtel begins volume shipment of key GPS components
to Leica Geosystems

(Calgary, Canada/Heerbrugg, Switzerland, February 19, 2004) - NovAtel Inc. (Calgary, Alberta, Canada, NASDAQ:NGPS), a precise positioning technology company, announced that they have achieved the first major milestone of their cooperative agreement with Leica Geosystems (Heerbrugg, Switzerland, SWX:LGSN) with the announcement of Leica Geosystems’ new System 1200, the world’s first “Universal” GPS/TPS system. The companies have been working towards this goal since signing a co-operative agreement in 2002 for the joint development of new Global Navigation Satellite System (GNSS) technologies.  The Leica GPS1200 uses a NovAtel precise positioning engine and geodetic quality antenna designed to the specification of Leica Geosystems.

“It is exciting and extremely satisfying to see Leica Geosystems launch the first product resulting from our strategic alliance,” said Jon Ladd, NovAtel’s President and CEO.  “The design of the Leica System 1200 validates our focus on working in partnership with best-of-breed companies and providing them world-class GNSS core technology.  We wish Leica Geosystems success with this next generation system.”

According to Graham Purves, Vice President of Sales for NovAtel, “We are pleased to report that we have entered into long-term supply agreements with Leica Geosystems for both the GPS engine and the antennas used within the Leica System 1200.  Overall, we anticipate this relationship to represent 15% to 20% of our 2004 revenues.”

“Leica Geosystems and NovAtel have initiated a ground breaking partnership in our industry.  Together we pooled our complementary skills to develop the Leica GPS1200, which incorporates Leica Geosystems’ core RTK engine and NovAtel’s precise GPS engine,” said Clement Woon, President of Leica Geosystems’ Surveying & Engineering Division. “The release of the GPS1200 also marks a new beginning in our cooperation with NovAtel to further advance GPS technology. This is a powerful partnership that will enable us to deliver the most advanced GPS performance to our customers.”

About NovAtel Inc.

NovAtel Inc. is a leading provider of precise global positioning and augmentation technologies designed to afford our customers rapid integration and superior return on investment. The Company’s core technology is being applied in diversified positioning markets around the globe including agriculture, mining, marine, surveying, unmanned systems and machine control. NovAtel is also the prime supplier of GPS ground reference receivers to national satellite-based augmentation systems worldwide including the U.S. WAAS, Europe EGNOS, Japan MSAS and China SNAS. For more information, visit www.novatel.com.

About Leica Geosystems

Leica Geosystems develops, manufactures and markets systems for surveying, mapping, modeling and position determination. With its surveying sensors and systems for the acquisition and processing of spatial data, the company is among the world leaders in surveying and data capturing for GIS (Geographic Information Systems). Around the globe, customers implement system approaches from Leica Geosystems’ major measurement and documentation solutions for terrestrial, land and cadastral surveying, environmental remote sensing, engineering and mechanical engineering, building and construction machine guidance, GIS creation and updating, and industrial measurement techniques.

Certain statements in this news release, including financial guidance, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or developments in the Company’s industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, operating results of subsidiaries and joint ventures, establishing and maintaining effective distribution channels, certification and market acceptance of the Company’s new products, impact and timing of large orders, credit risks of customers and joint ventures, financing of joint ventures, pricing pressures in the market and other competitive factors, maintaining technological leadership, timing of revenue recognition in connection with certain contracts, the ability to maintain supply of products from subcontract manufacturers, the procurement of components to build product, product defects, U.S. dollar to Canadian dollar exchange rate fluctuations and the impact of industry consolidations, together with the other risks and uncertainties described in the Company’s filings with the United States Securities and Exchange Commission.